UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 21, 2015

Reading International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD.

The Arbitrator in Liberty Theaters, LLC (a wholly owned subsidiary of Reading International, Inc.), Claimant, against The Stomp Company Limited Partnership, Respondent Case No. : 01-15-0003-3728, arbitrated under the rules of the American Arbitration Association, has issued his Partial Final Award of Arbitration providing, among other things (i) the issuance of a permanent injunction prohibiting The Stomp Company Limited Partnership from “transferring or taking actions to market, promote, or otherwise facilitate any transfer of, STOMP to another theatre in New York City having fewer than 500 seats without Liberty’s prior written consent”, (ii) Stomp’s Notice of Termination purportedly terminating the parties’ license agreement is invalid, null and void and the License Agreement remains in full force and effect and (iii) the award to Liberty of its reasonable attorneys fees in an amount to be determined by the Arbitrator.   The Arbitration is still in process and the Company expects the final award of attorneys fees to be decided during the first quarter of 2016.

Item 8.01. Other Events.

On December 16, 2015, Reading Entertainment Australia Pty Ltd, (a wholly owned subsidiary of Reading International, Inc.), modified the terms of our existing term loan and credit facility with National Australia Bank while keeping the original maturity date of June 30, 2019.  The modified debt, denominated in Australian dollar, is comprised of (1) a $48.1million (A$66.5 million) corporate markets loan facility (a revolving line of credit) for general corporate purposes, bearing an interest rate of 0.95% above the Bank Bill Swap Rate and (2) a $3.6 million (A$5.0 million) bank guarantee facility for supporting other cinema operations from third party leased premises, bearing an interest rate of 0.95%.  All other terms remain the same as those in the original agreement, dated June 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.3
READING INTERNATIONAL, INC.

Date: December 21, 2015	By:	/s/ Ellen M. Cotter
	Name:	Ellen M. Cotter
	Title:	Chief Executive Officer